                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  FORM 8-K/A
                                AMENDMENT NO. 1
                                      TO
                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



       Date of Report (date of earliest event reported): October 6, 2000

                              AGL RESOURCES INC.
              (Exact Name of Registrant as Specified in Charter)



      Georgia                            1-14174                  58-2210952
(State or Other Jurisdiction      (Commission File No.)        (IRS Employer
of Incorporation)                                            Identification No.)



      817 West Peachtree Street, NW, 10th Floor, Atlanta, Georgia  30308
            (Address of Principal Executive Offices)              (Zip Code)



                                (404) 584-9470
             (Registrant's telephone number, including area code)


                                Not Applicable
         (Former name or former address, if changed since last report)

     This Current Report on Form 8-K/A amends Item 7 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2000.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

(a)       Financial Statements of Business Acquired.

          Virginia Natural Gas, Inc. Audited Financial Statements for the Year Ended December 31, 1999

          Virginia Natural Gas, Inc. Balance Sheets as of September 30, 2000 (Unaudited)

          Virginia Natural Gas, Inc. Financial Statement of Income for the Nine Months Ended September 30, 2000 and 1999 (Unaudited)

          Virginia Natural Gas, Inc. Statement of Cash flows for the Nine Months Ended September 30, 2000 and 1999 (Unaudited)


(b)       Pro-Forma Financial Information.

          Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet as of September 30, 2000

          Unaudited Pro Forma Combined Condensed Statement of Consolidated Income for the Twelve Months Ended September 30, 2000

          Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

(c)       Exhibits.

          None

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 AGL RESOURCES INC.
                                    (Registrant)


                                  /s/ Donald P. Weinstein
                                  _________________________
                                  Donald P. Weinstein
                                  Senior Vice President and
                                  Chief Financial Officer


Date: December 20, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Virginia Natural Gas Inc.

In our opinion, the accompanying balance sheet and the related statements of income and of cash flows present fairly, in all material respects, the financial position of Virginia Natural Gas, Inc. (the Company) at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
March 24, 2000
Pittsburgh, Pennsylvania

VIRGINIA NATURAL GAS, INC.
STATEMENT OF INCOME
(Thousands of Dollars)

-----------------------------------------------------------------------------------------------------------
For the Year Ended December 31,                                                                  1999
-----------------------------------------------------------------------------------------------------------
OPERATING REVENUES
Regulated gas sales.......................................................................     $  190,213
Gas transportation and storage............................................................          6,116
Other.....................................................................................          6,506
                                                                                               ----------
     Total operating revenues (Note 5)....................................................        202,835
                                                                                               ----------
OPERATING EXPENSES
Purchased gas.............................................................................         99,419
Operation expense (Note 7)................................................................         47,349
Maintenance...............................................................................          6,195
Depreciation and amortization.............................................................         14,063
Taxes, other than income taxes............................................................         10,387
                                                                                               ----------
     Subtotal.............................................................................        177,413
                                                                                               ----------
     Operating income before income taxes.................................................         25,422
Income taxes (Note 9).....................................................................          4,868
                                                                                               ----------
     Operating income.....................................................................         20,554
                                                                                               ----------
OTHER INCOME
Interest revenues.........................................................................              5
Merger expense (Note 2)...................................................................         (4,567)
Other-net.................................................................................            (40)
                                                                                               -----------
     Total other income (deductions)......................................................         (4,602)
                                                                                               ----------
     Income before interest charges.......................................................         15,952
                                                                                               ----------
INTEREST CHARGES
Interest on long-term debt................................................................          6,490
Other interest expense....................................................................          2,881
Allowance for funds used during construction..............................................           (183)
                                                                                               ----------
     Total interest charges...............................................................          9,188
                                                                                               ----------
NET INCOME................................................................................     $    6,764
                                                                                               ==========
COMPREHENSIVE INCOME......................................................................     $    6,764
                                                                                               ==========
-----------------------------------------------------------------------------------------------------------

The Notes to Financial Statements are an integral part of this statement.

VIRGINIA NATURAL GAS, INC.
BALANCE SHEET
(Thousands of Dollars)

--------------------------------------------------------------------------------
At December 31,                                                          1999
--------------------------------------------------------------------------------

ASSETS
PROPERTY, PLANT AND EQUIPMENT (Note 6)
Gas utility and other plant........................................   $ 546,100
Accumulated depreciation and amortization..........................    (155,190)
                                                                      ---------
     Net property, plant and equipment.............................     390,910
                                                                      ---------

CURRENT ASSETS
Cash and temporary cash investments................................         231
Accounts receivable
  Customers........................................................      18,922
  Unbilled revenues and other......................................      17,198
  Allowance for doubtful accounts..................................        (152)
Receivables from affiliated CNG companies..........................       4,131
Inventories, at cost
  Gas stored--(weighted average cost method).......................      16,226
  Materials and supplies (average cost method).....................         537
Deferred income taxes--current (net) (Note 9)......................       2,082
Prepayments and other current assets...............................         422
                                                                      ---------
     Total current assets..........................................      59,597
                                                                      ---------
REGULATORY AND OTHER ASSETS
Deferred charges and other assets (Notes 5 and 8)..................       5,590
                                                                      ---------
     Total assets..................................................   $ 456,097
                                                                      =========

STOCKHOLDER'S EQUITY AND LIABILITIES
CAPITALIZATION
Common stockholder's equity (Note 10)
  Common stock, no par value
     Authorized--10,000 shares; issued--5,273 shares...............   $ 148,697
  Capital in excess of par value...................................      57,603
  Retained earnings (Note 11)......................................       2,437
                                                                      ---------
     Total common stockholder's equity.............................     208,737
Long-term debt payable to Parent Company (Note 12).................     116,000
                                                                      ---------
     Total capitalization..........................................     324,737
                                                                      ---------
CURRENT LIABILITIES
Current maturities on long-term debt (Note 12).....................           -
Current maturities on long-term debt payable to Parent Company.....           -
Accounts payable...................................................      12,030
Payables to affiliated CNG companies...............................      50,902
Estimated rate contingencies and refunds (Note 5)..................       1,638
Amounts payable to customers (Note 5)..............................       6,975
Taxes accrued......................................................       1,860
Other current liabilities..........................................      11,075
                                                                      ---------
     Total current liabilities.....................................      84,480
                                                                      ---------
DEFERRED CREDITS
Deferred income taxes (Note 9).....................................      15,265
Accumulated deferred investment tax credits........................       2,684
Deferred credits and other liabilities (Notes 5, 8 and 9)..........      28,931
                                                                      ---------
     Total deferred credits........................................      46,880
                                                                      ---------
COMMITMENTS AND CONTINGENCIES (Note 15)
                                                                      ---------
     Total stockholder's equity and liabilities....................   $ 456,097
                                                                      =========
--------------------------------------------------------------------------------

The Notes to Financial Statements are an integral part of this statement.

VIRGINIA NATURAL GAS, INC.
STATEMENT OF CASH FLOWS
(Thousands of Dollars)

---------------------------------------------------------------------------------------------------------
For the Year Ended December 31,                                                                   1999
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..............................................................................  $       6,764
Adjustments to reconcile net income to net cash provided by operating activities
  Depreciation and amortization.........................................................         14,063
  Pension cost-net......................................................................          4,041
  Stock award amortization..............................................................              -
  Deferred income taxes-net.............................................................          5,608
  Investment tax credit.................................................................           (152)
  Changes in current assets and current liabilities
    Accounts receivable-net.............................................................         (4,239)
    Receivables from affiliated CNG companies...........................................         (2,935)
    Inventories.........................................................................          5,487
    Unrecovered gas costs...............................................................              -
    Accounts payable....................................................................         (9,448)
    Payables to affiliated CNG companies................................................           (467)
    Estimated rate contingencies and refunds............................................           (439)
    Amounts payable to customers........................................................          1,060
    Taxes accrued.......................................................................          1,860
    Other-net...........................................................................          1,769
  Changes in other assets and other liabilities.........................................            105
                                                                                          -------------
    Net cash provided by operating activities...........................................         23,077
                                                                                          -------------
CASH FLOWS USED IN INVESTING ACTIVITIES
Plan construction and other property additions..........................................        (24,285)
Proceeds from dispositions of property, plant and equipment-net.........................          1,801
                                                                                          -------------
    Net cash used in investing activities...............................................        (22,484)
                                                                                          -------------
CASH FLOW USED IN FINANCING ACTIVITIES
Repayments of long-term debt............................................................         (4,000)
Long-term borrowings from Parent Company................................................          3,682
Intrasystem money pool borrowings (repayments)-net......................................          7,863
Dividends paid to Parent Company........................................................         (9,925)
                                                                                          -------------
    Net cash used in financing activities...............................................         (2,380)
                                                                                          -------------
    Net increase (decrease) in cash and temporary cash in investments...................         (1,787)
CASH AND TEMPORARY CASH INVESTMENTS AT JANUARY 1........................................          2,018
                                                                                          -------------
CASH AND TEMPORARY CASH INVESTMENTS AT DECEMBER 31......................................  $         231
                                                                                          =============
SUPPLEMENTAL CASH FLOWS INFORMATION
Cash paid for
    Interest (net of amounts capitalized)...............................................  $       8,584
    Income taxes (net of refunds).......................................................  $      (3,601)
-------------------------------------------------------------------------------------------------------

The Notes to Financial Statements are an integral part of this statement.

VIRGINIA NATURAL GAS, INC.
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Virginia Natural Gas, Inc. (the Company) sells natural gas and provides transportation and other services to residential, commercial and industrial customers in Virginia. The Company is subject to accounting and rate regulation by the Virginia State Corporation Commission (VSCC). Methods of allocating costs to accounting periods by regulated companies may differ from methods generally applied by nonregulated companies. However, when the accounting allocations prescribed by the VSCC are used for ratemaking, the economic effects thereof determine the application of generally accepted accounting principles. Significant accounting policies of the Company within this framework are summarized in this Note.

The Company conducts business in one operating segment, as defined by Statement of Financial Accounting Standards (SFAS) No. 131. "Disclosures about Segments of an Enterprise and Related Information."

Consolidated Natural Gas Company (CNG or Parent Company) owns all of the capital stock of the Company. Effective January 28, 2000, CNG became a wholly-owned subsidiary of Dominion Resources, Inc. (DRI) (See Note 16).

USE OF ESTIMATES
The financial statements reflect certain estimates and assumptions made by management that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the periods presented.

REVENUE RECOGNITION
Revenues from sales and transportation services are recognized in the same period in which the related volumes are delivered to customers. The Company bills and recognizes sales revenues from residential and certain commercial and industrial customers on the basis of scheduled meter readings. In addition, revenues are recorded for estimated deliveries of gas to these customers from the meter reading date to the end of the accounting period. For wholesale and other commercial and industrial customers, revenues are based upon actual deliveries to the end of the period.

UNRECOVERED GAS COSTS
As permitted by the VSCC, the Company defers the difference between the cost of gas (including certain related costs) and the amount of such costs included in current rates. The differences are accounted for as either unrecovered gas costs or amounts payable to customers. Unrecovered amounts are recognized as purchased gas costs in future periods when the costs are recovered through adjusted rates.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

GAS UTILITY AND OTHER PLANT
The property, plant and equipment accounts consist almost entirely of investment in gas plant which is stated at amounts required by the VSCC; such amounts, in the aggregate, represent the cost to the Company. Additions and betterments are charged to the property accounts at cost. Upon normal retirement of a plant asset, its cost is charged to accumulated depreciation together with costs of removal less salvage. Maintenance, repairs and related costs are charged principally to expense as incurred.

DEPRECIATION AND AMORTIZATION
Depreciation and amortization are recorded over the estimated service lives of plant assets by application of the straight-line method.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION
The Company capitalizes the estimated costs of funds used during the construction of major projects. Under regulatory practices, the Company is permitted to include the costs capitalized in rate base for rate-making purposes when the completed facilities are placed in service.

     In determining the allowance for funds used during construction, the pretax cost of borrowed funds used to finance construction expenditures was 5.25% in 1999.

VIRGINIA NATURAL GAS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

INCOME TAXES
The current provision for income taxes of the Company is its portion of the estimated consolidated tax based on a consolidated return filed by CNG. The Company's portion has been determined pursuant to an intercompany tax allocation agreement, as amended, entered into by CNG and its wholly-owned subsidiaries as required by the Securities and Exchange Commission's (SEC) Public Utility Holding Company Act of 1935 (PUHCA).

Investment tax credits which were required to be deferred by the VSCC are being amortized as credits to income over the estimated service lives of the related properties.

PENSION AND OTHER BENEFIT PROGRAMS
Substantially all employees of the Company are covered under CNG's qualified noncontributory defined benefit pension plans. Benefits payable under the plans are based primarily on each employee's year of service, age and base salary during the five years prior to retirement. Net pension costs are determined by an independent actuary, and the plans are funded on an annual basis to the extent such funding is deductible under federal income tax regulations. Plan assets consist primarily of equity securities, fixed income securities and insurance contracts. The pension program also includes the payment of benefits to certain retired executives under company-sponsored nonqualified employee benefit plans. These nonqualified plans are funded through contributions to a grantor trust. CNG also sponsors defined benefit postretirement plans, covering both salaried and hourly employees and certain dependents of the Company, that provide medical and life insurance coverage benefits. These benefits are provided through insurance companies and other providers with the annual cash outlays based on the claim experience of the related plans. Employees who retire on or after attaining age 55 and having rendered at least 15 years of service, or employees retiring on or after attaining age 65, are eligible to receive benefits under the plans. The plans are both contributory and noncontributory, depending on age, retirement date, the plan elected by the employee, and whether the employee is covered under a collective bargaining agreement. Most of the medical plans contain cost-sharing features such as deductibles and coinsurance. For certain of the contributory medical plans, retiree contributions and cost-sharing features are adjusted annually.

ENVIRONMENTAL EXPENDITURES
Environmental-related expenditures associated with current operations are generally expensed as incurred. Expenditures for the assessment and/or remediation of environmental conditions related to past operations are charged to expense or are deferred pending probable recovery in future rate-making proceedings. In this connection, a liability is recognized when the assessment or remediation effort is probable and the future costs are estimable. Claims for recovery of environmental-related costs from insurance carriers and other third parties or through regulatory procedures are recognized separately as assets when future recovery is considered probable.

COMPREHENSIVE INCOME
Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established standards for the reporting and presentation of comprehensive income and its components. Comprehensive income consists of net income and other comprehensive income. The Company had no other comprehensive income for the year ended December 31, 1999.

TEMPORARY CASH INVESTMENTS
Temporary cash investments consist of short-term, highly liquid investments that are readily convertible to cash and present no significant interest rate risk. For purposes of the Statement of Cash Flows, temporary cash investments are considered to be cash equivalents.

VIRGINIA NATURAL GAS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

2. MERGER

On February 22, 1999, CNG and DRI announced that a definitive merger agreement was approved by the boards of both companies.

On May 11, 1999, CNG announced that its Board of Directors had unanimously approved an Amended and Restated Agreement and Plan of Merger with DRI.

On June 30, 1999 the shareholders of both CNG and DRI voted to approve the merger of the two companies.

The Pennsylvania Public Utility Commission, the Public Service Commission of West Virginia, the VSCC and the North Carolina Utilities Commission each approved the merger. VSCC approval was based upon an agreement announced August 9, 1999, among CNG, DRI and the VSCC staff to sell or spin off the Company within 12 months after the merger is completed. While not required for consummation of the merger, the Public Utility Commission of Ohio filed a statement with the SEC in support of the merger.

On November 5, 1999, the Federal Trade Commission (FTC) accepted a proposed consent agreement that would allow DRI to acquire CNG, provided CNG divests the Company to alleviate perceived anticompetitive effects that would result from the merger.

The Federal Energy Regulatory Commission (FERC) voted on November 10, 1999, to conditionally approve the merger. CNG and DRI filed a response with the FERC accepting the conditions.

On December 15, 1999, the SEC approved the merger under the PUHCA. See Note 16.

     Merger Expenses

Shareholder approval of the merger constituted a change of control as defined in CNG's stock incentive plans. Accordingly, the vesting of stock options and certain other stock awards was accelerated pursuant to the provisions of the plans and/or award agreements. Also, the change of control effectively granted limited stock appreciation rights to holders of vested stock options and certain other stock awards. Specifically, the plan and/or award agreements permitted the holder to elect, during the period July 1, 1999 through August 29, 1999, to receive a cash payment in exchange for surrendering vested stock options and awards. This provision covered outstanding vested stock options granted since 1989 to approximately 700 CNG employees, including certain employees of the Company. The amount to be paid to the holders was based on the value determined per the associated plans, which considered the option exercise price, award value, and the change of control price as defined in the plans. Based on the value of the vested options and awards surrendered and cashed out, the Company recognized a charge to Other Income (Deductions) of $4.4 million.

3. RELATED PARTIES

The Company is an integrated member of the CNG System which is engaged in all phases of the natural gas business. Principal relationships with the Parent Company and other CNG wholly-owned subsidiaries include financing operations through debt and stock issuance, participating in a system money pool (see Note
13), and receiving administrative and technical assistance for which costs are allocated to the Company in accordance with a formal SEC-approved service contract. For the year ended December 31, 1999, the Company incurred charges amounting to $16.5 million, for services provided by CNG under this contract.

4. LINE OF BUSINESS

Substantially all operating revenues of the Company are derived from providing gas sales and transportation service to customers in southeastern Virginia.

5.   RATE MATTERS

The Company accounts for its operations in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." When the accounting allocations prescribed by the VSCC are used for ratemaking, the allocation of costs among accounting periods by the Company resulted in the recognition of regulatory assets and liabilities at December 31, 1999 as follows:

-------------------------------------------------------------------------------------------------------------------
December 31,                                                                                  1999
-------------------------------------------------------------------------------------------------------------------
                                                                                         (In Thousands)
Regulatory assets:
 Other postretirement benefits (Note 8)..................................................    $ 2,221
 Order 636 transition costs..............................................................          -
                                                                                             -------
   Total regulatory assets...............................................................    $ 2,221
Regulatory liabilities:
 Amounts payable to customers (Note 1)...................................................    $ 3,867
 Estimated rate contingencies and refunds................................................      1,638
 Deferred income taxes (Note 9)..........................................................      1,445
 Income taxes refundable to customers-net (Note 9).......................................        513
                                                                                             -------
     Total regulatory liabilities........................................................    $ 7,463
                                                                                             =======
-------------------------------------------------------------------------------------------------------------------

     The Company assesses on an ongoing basis the recoverability of costs recognized as regulatory assets and its ability to continue to apply SFAS No. 71 to its operations. In the event that all or a portion of the Company's operations ceased to meet the requirements of SFAS No. 71, the Company would be required to assess the carrying value of certain assets and liabilities previously subject to regulation.

The amounts reported in the Balance Sheet under "Estimated rate contingencies and refunds" of $1.6 million at December 31, 1999, are primarily refunds received from suppliers and refundable to customers under regulatory procedures.

6.  PROPERTY, PLANT AND EQUIPMENT

A summary of the total investment in property, plant and equipment follows:

-------------------------------------------------------------------------------------------------------------------
December 31,                                                                                 1999
-------------------------------------------------------------------------------------------------------------------
                                                                                          (In Thousands)
Plant in service.........................................................................  $492,204
Construction work in progress............................................................    25,626
Plant acquisition adjustments............................................................    28,270
                                                                                           --------
     Total investment in property, plant and equipment...................................  $546,100
                                                                                           ========
-------------------------------------------------------------------------------------------------------------------

VIRGINIA NATURAL GAS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

7.   WORKFORCE REDUCTION COSTS

During the fourth quarter of 1998, the Company recorded a provision for severance and other employee-related costs in connection with actions to improve efficiencies and reorganize business processes. Certain severance benefits were enhanced under these programs and such programs were completed during 1999. As a result of its workforce reduction actions, the Company recorded charges in 1999 amounting to $.6 million that reduced 1999 net income by $.4 million.

8.   PENSION AND OTHER POSTRETIREMENT BENEFIT COSTS

The following table provides information regarding the Company's pension and other postretirement benefit plan obligations, asset fair values and funded status as of December 31, 1999:

--------------------------------------------------------------------------------------------
December 31,                               1999                          1999
--------------------------------------------------------------------------------------------
                                                                    Other Postretirement
                                         Pension Benefit Plans         Benefit Plans
--------------------------------------------------------------------------------------------
                                                (In Thousands)
Benefit obligation.....................  $(44,916)                     $(18,942)
Fair value of plan assets..............    23,145                        10,566
                                         --------                      --------
Funded status..........................  $(21,771)                     $ (8,376)
                                         ========                      ========
Net amount recognized..................  $(21,240)                     $ (3,595)
--------------------------------------------------------------------------------------------

     The Company has nonqualified pension plans which do not have "plan assets" as defined by generally accepted accounting principles. The total projected benefit obligation for these plans was $.6 million at December 31, 1999, and is included in the table above.

     Pending the expected recovery of SFAS No. 106 costs and related deferrals in regulatory proceedings, the Company has deferred the differences between SFAS No. 106 costs and amounts included in rates. The Company has obtained approval for recovery in rates from the VSCC for the increased level of expense resulting from SFAS No. 106. The amount of SFAS No. 106 costs deferred at December 31, 1999 was $2.2 million. The VSCC has indicated that when SFAS No. 106 costs are recovered in rates, amounts collected must be deposited in irrevocable trust funds dedicated for the sole purpose of paying postretirement benefits. Accordingly, the Company funds postretirement benefit costs via voluntary employees' beneficiary associations (VEBAs). Assets held by the VEBAs consists primarily of short-term fixed income securities.

Weighted average assumptions used in the determination of the benefit obligations include the following:

---------------------------------------------------------------------------------------
December 31,                                      1999                    1999
---------------------------------------------------------------------------------------
                                                                         Other
                                                  Pension           Postretirement
                                                Benefit Plans         Benefit Plans
---------------------------------------------------------------------------------------
Discount rate..................................    7.5%                   7.5%
Expected return on plan assets.................    9.0%                   6.5%
Rate of compensation increase:
  Non-union....................................    5.0%                   5.0%
  Union........................................    4.0%                   4.0%
---------------------------------------------------------------------------------------

Net periodic benefit costs are determined by independent actuaries.

----------------------------------------------------------------------------------------------------------
Year Ended December 31,                                   1999                         1999
-----------------------------------------------------------------------------------------------------------

                                                                                Other Postretirement
                                                  Pension Benefit Plans            Benefit Plans
------------------------------------------------------------------------------------------------------------
                                                                      (In Thousands)
Net periodic benefit cost.......................          $4,085                       $2,332
Employer contributions..........................          $  111                       $2,776
Participant contributions.......................          $    -                       $   63
Benefit payments................................          $2,706                       $1,282
-----------------------------------------------------------------------------------------------------------

     For measurement purposes, a 5.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease to 4.75% for 2000 and remain at that level thereafter.

VIRGINIA NATURAL GAS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

9.   INCOME TAXES

"Income taxes" in the Statement of Income include the following:

-------------------------------------------------------------------------------
Year Ended December 31,                                       1999
-------------------------------------------------------------------------------
                                                         (In Thousands)
  Current provision
   Federal............................................       $ (588)
  Deferred income taxes-net
   Federal............................................        5,608
  Investment tax credit...............................         (152)
                                                             ------
  Total...............................................       $4,868
-------------------------------------------------------------------------------

     Income taxes differed from the amounts shown in the next table that were computed by applying the statutory federal income tax rate of 35% to reported income before taxes. The reasons for the differences follow:

-------------------------------------------------------------------------------
Year Ended December 31,                                      1999
-------------------------------------------------------------------------------
                                                         (In Thousands)

  Income before taxes.................................       $11,632
  Computed "expected" tax expense.....................       $ 4,071
  Increases (or reductions) in tax resulting from:
    Investment tax credit.............................          (152)
    Amortization of acquisition adjustment............           330
    Miscellaneous.....................................           619
                                                             -------
  Total income taxes..................................       $ 4,868
                                                             =======
    Effective tax rate................................          41.9%
-------------------------------------------------------------------------------

     The current and noncurrent deferred income taxes reported in the Balance Sheet at December 31, 1999 represent the net expected future tax consequences attributable to temporary differences between the carrying amounts of nontax assets and liabilities and their tax bases. These temporary differences and the related tax effect were as follows:

------------------------------------------------------------------------------
December 31,                                          1999          1999

------------------------------------------------------------------------------
                                                    Deferred   Deferred Income
                                                  Income Taxes  Taxes-Current
------------------------------------------------------------------------------
                                                        (In Thousands)
Deferred tax liabilities:
 Excess of tax over book depreciation............   $37,898          $   --
 Other...........................................     3,232              --
                                                    -------          ------
  Total liabilities..............................    41,130              --
                                                    -------          ------
Deferred tax assets:
 Tax basis step-up in connection with acquisition
  by CNG.........................................    17,416              --
 Net pension liability...........................     6,651              --
 Deferred investment tax credits.................     1,445              --
 Amounts payable to customers....................        --           1,504
 Supplier and other refunds......................        --             578
 Other...........................................       353              --
 Valuation allowance.............................        --              --
                                                  ---------       ---------
  Total assets...................................    25,865           2,082
                                                  ---------       ---------
  Total deferred tax liability (asset)...........   $15,265         $(2,082)
                                                  =========       =========

-------------------------------------------------------------------------------

     A regulatory liability amounting to $.5 million has been recorded at December 31,1999 representing the reduction to previously recorded deferred income taxes associated with rate-regulated activities that are expected to be refundable to customers, net of certain taxes collectible from customers. Also, a regulatory liability corresponding to the recognition of additional deferred income taxes not previously recorded because of past rate-making practices amounting to $1.4 million has been recorded at December 31, 1999.

VIRGINIA NATURAL GAS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

10. COMMON STOCKHOLDER'S EQUITY

A summary of the changes in stockholder's equity follows:

--------------------------------------------------------------------------------
                                  Common Stock Issued
                                  ------------------- Capital in
                                    Number            Excess of  Retained
                                  of Shares  Value    Par Value  Earnings
--------------------------------------------------------------------------------
                                             (Dollars in Thousands)
Balance at December 31, 1998....  $5,273   $148,697   $57,603   $ 3,198
Net income......................      -          -         -      6,764
Cash dividends declared.........      -          -         -     (7,525)
                                  ------   --------   -------   -------
Balance at December 31, 1999....  $5,273   $148,697   $57,603   $ 2,437
                                  ======   ========   =======   =======

--------------------------------------------------------------------------------

11. DIVIDEND RESTRICTIONS

One of CNG's indentures relating to senior debenture issues imposes dividend limitations on its subsidiaries, but at December 31, 1999, these limitations did not restrict the Company's ability to pay dividends to CNG.

12. LONG-TERM DEBT

Long-term debt, excluding current maturities, follows:
--------------------------------------------------------------------------------
December 31,                                                             1999

--------------------------------------------------------------------------------
                                                                  (In Thousands)
Notes payable to CNG
        6.20%, Non-negotiable notes maturing September 30, 2010....   $ 55,000
        6.85%, Non-negotiable notes maturing September 30, 2026....     24,000
        7.50%, Non-negotiable notes maturing September 30, 2004....     37,000
                                                                      --------
               Total...............................................   $116,000
                                                                      ========

--------------------------------------------------------------------------------

  The notes payable to CNG bear interest at rates predicated on and substantially equal to the effective cost of money to CNG secured through the issuance of its debt securities.

  In addition to the notes payable to CNG, the Company had a 9.94% unsecured loan due January 1, 1999. This $20.0 million loan has been repaid in five annual installments of $4.0 million each beginning January 1, 1995, and was guaranteed by CNG.

13. SYSTEM MONEY POOL AND SHORT-TERM BORROWINGS

CNG's subsidiaries, including the Company, participate in the System Money Pool ("Pool") which is administered by CNG Service Company, Inc., a wholly-owned subsidiary of CNG, on behalf of the participants. The operation of the Pool was authorized by the SEC in PUHCA Release No. 24128.

VIRGINIA NATURAL GAS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

Participants contribute the amount of their available funds to the Pool based on cash flow projections. The short-term financing requirements of participants, with the exception of CNG's Parent Company, are satisfied by advances from the Pool. After satisfaction of the borrowing needs of participants and after any possible prepayment of outstanding indebtedness, CNG Service Company, Inc., as agent for the Pool, invests the excess funds on a short-term basis. Participants providing funds to the Pool share in the interest earned on these investments on a basis proportionate to their investment in the Pool. Participants borrowing from the Pool pay interest generally at a rate equivalent to the effective cost of short-term borrowings to CNG. Participants may withdraw their investments in the Pool at any time. Borrowings from the Pool are payable on demand, and may be prepaid at any time without premium or penalty. At December 31, 1999, the Company had outstanding borrowings from the pool amounting to $46.7 million. This amount is included in "Payables to affiliated CNG companies" on the Balance Sheet.

There are no agreements or arrangements requiring compensating balances. Under Company policy, bank deposits are maintained for normal operating purposes.

14. ENVIRONMENTAL MATTERS

The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations govern both current and future operations and potentially extend to plant sites owned or operated by the Company, or its predecessors. The Company has taken a proactive position with respect to environmental concerns. As part of normal business operations, the Company periodically monitors its properties and facilities to identify and resolve potential environmental matters, and the Company conducts general environmental audits on a continuing basis at its operating facilities to monitor compliance with environmental laws and regulations. As part of this process, voluntary surveys at Company sites have been conducted to determine the extent of any possible contamination due to hazardous substances and when contamination has been discovered remediation efforts are undertaken.

In connection with CNG's acquisition of the Company from DRI in 1990, DRI and the Company agreed to share in the cost of environmental mitigation measures, if any, that may be necessary at any of four identified manufactured gas plant sites within the Company's service territory. The Company's liability for all four sites under the cost sharing provisions of the agreement with DRI is capped at $8.0 million. As of December 31, 1999, the Company had incurred costs amounting to $.6 million in connection with this agreement.

   The exact nature of environmental issues which the Company may encounter in the future cannot be predicted. Environmental liabilities may result in the future as more stringent environmental laws and regulations are implemented and as the Company obtains more specific information about its existing sites and production facilities. At present, no estimate of any such additional liability, or range of liability amounts, can be made. However, the amount of any such liabilities could be material.

15. COMMITMENTS AND CONTINGENCIES

Lease arrangements of the Company are principally for office space, business machines and transportation equipment. None of these arrangements, individually or in the aggregate, are material capital leases. Rental expense incurred in 1999 was not material, and future rental payments required under leases in effect at December 31, 1999, are not material. The Company's 2000 capital spending program will amount to $27.0 million. In connection with the capital spending program, the Company entered into certain contractual commitments. The Company has claims and suits arising in the ordinary course of business pending against it, but, in the opinion of management and counsel, the ultimate liability will not have a material effect on its financial position, results of operations or cash flows.

VIRGINIA NATURAL GAS, INC.
NOTES TO FINANCIAL STATEMENTS (Concluded)

16. SUBSEQUENT EVENT

On January 28, 2000, DRI and CNG completed the merger of CNG into a subsidiary of DRI.

                          VIRGINIA NATURAL GAS, INC.
                             UNAUDITED CONDENSED
                    BALANCE SHEET AS OF SEPTEMBER 30, 2000
                                (IN THOUSANDS)





Cash                                               $     791
Accounts receivable                                   16,214
Receivables from affiliates                               65
Inventories                                           33,088
Prepayments and other                                    492
Property, plant and equipment                        525,746
Net plant acquisition adjustment                      18,140
Accumulated depreciation                            (154,543)
Deferred income taxes                                  3,656
Regulatory and other                                   7,208
                                                  ----------
   Total assets                                    $ 450,857
                                                  ==========

Accounts payable                                   $  16,508
Current maturities on long-term debt                 135,698
Amounts payable to customers                           5,575
Rate contingencies                                       242
Payables to affiliates                                 5,244
Taxes accrued                                          7,393
Other current liabilities                             16,746
Deferred income taxes                                 16,468
Pension and post retirement benefits liabilities      26,361
Deferred investment tax credit                         2,571
Deferred credits and other liabilities                 4,936
Common stockholders' equity                          213,115

                                                  ----------
   Total liabilities and equity                    $ 450,857
                                                  ==========

                          VIRGINIA NATURAL GAS, INC.
                              UNAUDITED CONDENSED
                 STATEMENT OF INCOME FOR THE NINE MONTHS ENDED
                          SEPTEMBER 30, 2000 AND 1999
                               (IN THOUSANDS)

                                                    2000           1999
                                                 ---------       ---------
Operating revenues                                $158,210        $140,639
Cost of sales                                       81,450          62,017
                                                 ---------       ---------
   Operating margin                                 76,760          78,622
                                                 ---------       ---------

Operation & maintenance expense                     36,164          50,470
Depreciation and amortization                       13,907          10,154
Taxes other than income taxes                        7,716           7,504
                                                 ---------       ---------
   Operating income                                 18,973          10,494
                                                 ---------       ---------

Other income (loss)                                     58              (9)

Interest expense                                     6,905           6,649
                                                 ---------       ---------
Income before income taxes                          12,126           3,836
                                                 ---------       ---------
Income taxes                                         4,244           1,358
                                                 ---------       ---------
Net income                                        $  7,882        $  2,478
                                                 =========       =========

                          VIRGINIA NATURAL GAS, INC.
                            STATEMENT OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                (IN THOUSANDS)



                                                                                       2000          1999
------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
     Net income                                                                     $   7,882     $   2,478
     Adjustments to reconcile net income to net
       cash flow from operating activities
         Depreciation and amortization                                                  9,482        10,154
         Deferred income taxes                                                          1,090         1,406
---------------------------------------------------------------------------------------------   -----------
                                                                                       18,454        14,038
     Changes in certain assets and liabilities
         Receivables                                                                   19,754        21,023
         Inventories                                                                  (16,325)        5,824
         Accounts payable                                                               4,478        (9,385)
         Accounts payable to affiliates                                               (41,592)       (1,049)
         Unrecovered gas costs                                                             --          (746)
         Customer deposits                                                             (1,400)       (5,915)
         Accrued taxes                                                                  5,533         2,639
         Other-net                                                                      3,379         3,621
---------------------------------------------------------------------------------------------   -----------
         Net cash flow from (used in) operating activities                             (7,719)       30,050
---------------------------------------------------------------------------------------------   -----------
Cash Flows from Financing Activities
     Net payments and borrowings of short-term debt                                   135,698        30,589
     Payments of long-term debt                                                      (116,000)      (37,318)
     Dividends paid on common stock                                                    (3,504)       (9,925)
---------------------------------------------------------------------------------------------   -----------
         Net cash flow from (used in) financing activities                             16,194       (16,654)
---------------------------------------------------------------------------------------------   -----------
Cash Flows from Investing Activities
     Utility plant expenditures                                                        (7,915)      (14,719)
---------------------------------------------------------------------------------------------   -----------
         Net cash used in investing Activities                                         (7,915)      (14,719)
---------------------------------------------------------------------------------------------   -----------
         Net increase (decrease) in cash and cash equivalents                             560        (1,323)
         Cash and cash equivalents at beginning of period                                 231         2,018
         Cash and cash equivalents at end of period                                 $     791     $     695
=============================================================================================   ===========
Cash Paid During the Period for
     Interest                                                                       $   6,905     $   6,649
     Income taxes                                                                   $      --     $   1,425

                      AGL RESOURCES INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                    BALANCE SHEET AS OF SEPTEMBER 30, 2000
                                (IN THOUSANDS)

                                                          Virginia
                                              AGL         Natural Gas,    Pro Forma         Pro Forma
                                         Resources Inc.      Inc.        Adjustments         Combined
                                        ----------------------------------------------     -----------
Cash                                       $    2,000     $     791      $       -        $    2,791
Accounts receivable                            53,100        16,214                           69,314
Receivables from affiliates                                      65            (65) B              -
Inventories                                    37,200        33,088                           70,288
Prepayments and other                           7,400           492                            7,892
Property, plant and equipment               2,459,700       525,746                        2,985,446
Net plant acquisition adjustment                             18,140        (18,140) D              -
Accumulated depreciation                     (822,200)     (154,543)                        (976,743)
Deferred income taxes                               -         3,656         (3,656) C              -
                                                                             2,450  I          2,450
Regulatory and other                          282,700         7,208                          289,908
Goodwill                                                                   158,061  G        158,061

                                           ------------------------                       ----------
   Total assets                            $2,019,900     $ 450,857                       $2,609,407
                                           ========================                       ==========

Short-term debt                            $  141,200     $       -      $      --        $  141,200
Commercial paper borrowings                                                538,500  A        538,500
Accounts payable                               34,000        16,508                           50,508
Current maturities on long-term debt           20,000       135,698       (135,698) A         20,000
Amounts payable to customers                        -         5,575                            5,575
Rate contingencies                                  -           242                              242
Payables to affiliates                              -         5,244         (5,244) B              -
Taxes accrued                                       -         7,393         (7,393) C              -
Other current liabilities                      89,600        16,746          7,000  I        113,346
Deferred income taxes                         249,600        16,468        (16,468) C        249,600
Pension and post retirement benefits
 liabilities                                   38,600        26,361        (26,361) F         38,600
Deferred investment tax credit                 23,200         2,571         (2,571) C         23,200
Deferred credits and other liabilities        138,500         4,936                          143,436
Long-term debt                                590,000             -                          590,000
Preferred stock                                74,300             -                           74,300
Common stockholders' equity                   620,900       213,115       (213,115) E        620,900

                                           ------------------------                       ----------
   Total liabilities and equity            $2,019,900     $ 450,857                       $2,609,407
                                           ========================                       ==========

                      AGL RESOURCES INC. AND SUBSIDIARIES
                    UNAUDITED PRO FORMA COMBINED CONDENSED
         STATEMENT OF CONSOLIDATED INCOME FOR THE TWELVE MONTHS ENDED
                              SEPTEMBER 30, 2000
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      AGL       Virginia Natural   Pro Forma       Pro Forma
                                                 Resources Inc.     Gas, Inc.     Adjustments      Combined
                                                 --------------------------------------------     ----------
Operating revenues                                 $607,400       $ 220,405        $       -        $827,805
Cost of sales                                       111,900         110,319                          222,219
                                                   ------------------------------------------     ----------
   Operating margin                                 495,500         110,086                          605,586
                                                   ------------------------------------------     ----------

Operation & maintenance expense                     247,800          52,024                          299,824
Depreciation and amortization                        83,200          17,816            3,952  G      104,026
                                                                                        (941) D
Taxes other than income taxes                        26,700          10,662                           37,362
                                                   ------------------------------------------     ----------
   Operating income                                 137,800          29,584           (3,011)        164,374
                                                   ------------------------------------------     ----------

Other income (loss)                                  28,200            (218)                          27,982

Interest expense                                     51,600           9,444           28,251  A       89,295
Preferred stock dividends                             6,100               -                            6,100

                                                   ------------------------------------------     ----------
Income before income taxes                          108,300          19,922          (31,261)         96,961
                                                   ------------------------------------------     ----------

Income taxes                                         37,200           7,754          (10,927) H       34,027

                                                   ------------------------------------------     ----------
Net income                                         $ 71,100       $  12,168         $(20,334)       $ 62,935
                                                   ==========================================     ==========

Earnings per share - Basic                         $   1.29                                         $   1.14
Earnings per share - Diluted                       $   1.29                                         $   1.14

  Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial
                                  Statements

The Unaudited Pro Forma Combined Condensed Consolidated Financial Statements of AGL Resources Inc. ("AGL Resources") and Virginia Natural Gas, Inc. ("VNG") illustrate the pro forma effect of the merger between AGL Resources and VNG (the "Merger") accounted for as a purchase business combination. The Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet has been prepared as if such transaction occurred on September 30, 2000; the Unaudited Pro Forma Combined Condensed Statement of Consolidated Income for the twelve months ended
September 30, 2000 has been prepared as if such transaction occurred as of October 1, 1999. The Unaudited Pro Forma Combined Condensed Consolidated Financial Statements reflect AGL Resources having acquired 100% of the outstanding capital stock of VNG for $533 million in cash.

A final determination of required purchase accounting adjustments has not been completed; accordingly, the purchase accounting adjustments made in connection with the development of the Pro Forma Combined Condensed Consolidated Financial Statements are preliminary and have been made solely for purposes of developing the pro forma combined financial information. The significant adjustments to the pro forma financial position reflect (i) the commercial paper borrowings incurred to finance the transaction, (ii) the excess of the purchase price over the net assets acquired and liabilities assumed and (iii) an estimate of costs associated with the involuntary termination of certain employees of VNG identified as of October 1, 2000.

Management believes that the pro forma adjustments and underlying assumptions reasonably present the significant pro forma effects of the Merger. Upon completion of post-merger activities, the actual financial position and results of operations of the combined entity may differ, perhaps significantly, from the pro forma amounts reflected herein because of changes in operating results between the dates of the pro forma financial information and the date on which the purchase accounting adjustments are finalized. The Pro Forma Combined Condensed Consolidated Financial Statements are not necessarily indicative of actual operating results or financial position had the transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Statements do not reflect the non-recurring costs associated with integrating the operations of the two companies, nor any of the anticipated recurring savings arising from the integration. Costs of integration will result in significant non-recurring charges to the combined result of operations as a result of the consummation of the Merger; however, the actual amount of such charges cannot be determined until the transition plan relating to the integration of operations is completed.

Merger Financing

A. To reflect the issuance of $538.5 million of commercial paper borrowings to finance the purchase price ($533 million) and related direct acquisition costs ($5.5 million) of the Merger. The annual interest expense will be approximately $37.7 million at an assumed annual interest rate of 7%. A 1/8% change in the interest rate would affect annual interest expense by approximately $.7 million.

     VNG long-term debt of $135.7 million at September 30, 2000 is not being assumed. Interest expense recognized by VNG for debt not being assumed for the twelve month period ended September 30, 1999 was $9.4 million.

Purchase Adjustments

B. To reflect the elimination of receivables and payables between VNG's affiliates and VNG. Such amounts were settled prior to the Merger by the Seller.

C. To reflect the elimination of income tax related items, including related regulatory assets and liabilities. AGL Resources is acquiring all of the issued and outstanding capital stock of VNG and is entering into an election with the seller under Section 338(h)(10) of the Internal Revenue Code. Under Section 338(h)(10), the sale of the stock is treated as a sale of assets for income tax purposes and therefore no tax attributes carry over to the buyer.

D. To reflect the elimination of the net plant acquisition adjustment and related amortization recorded in connection with the acquisition of VNG by Consolidated Natural Gas, Inc. and Dominion Resources, Inc.

E.   To reflect the elimination of the acquired capital stock of VNG.

F. To reflect the funding of the pension plan prior to the Merger by the Seller.

G. To record the excess of the purchase price of $533 million, plus direct costs of the merger of $5.5 million (including fees of financial advisors, legal counsel and independent auditors), over the net assets acquired and liabilities assumed. Annual amortization of this excess over 40 years, classified as goodwill, will be approximately $4 million.

     Goodwill is calculated as follows (in millions):

       Purchase price                $ 533.0
       Direct costs of the merger        5.5
       Less: assets acquired          (431.4)
       Plus: liabilities assumed        51.0
                                     -------
             Goodwill                $ 158.1
                                     =======

H. To reflect a reduction in income tax expense for the increase in interest expense, amortization of goodwill and amortization of debt issuance expenses at a statutory tax rate of 38.68%, offset by the elimination of certain permanent tax items not being acquired as a result of the 338(h)(10) election.

I. To reflect an estimate of the costs associated with the involuntary termination of certain employees of VNG as of October 1, 2000 and a corresponding deferred tax asset. Management has developed and communicated a plan regarding these terminations.